Exhibit 10.28

Hexion Specialty Chemicals, Inc.
180 East Broad Street
Columbus, OH 43215
hexionchem.com

August 3, 2009

Julia Harp

Louisville, KY

Dear Julia:

It is a pleasure to confirm your promotion to the role of EVP and President, Coatings and Inks Division. The purpose of this letter is to outline the compensation terms of your transition to this role. In your new position you will be located in Columbus, Ohio and report to me.

Please acknowledge acceptance of this offer by signing in the space provided on the second page and returning the original letter in the envelope provided. This letter contains the terms and conditions of this offer, no others are authorized and you acknowledge that you are not relying on any such terms or conditions.

If you have any questions or there is anything requiring clarification, please give me a call.

Sincerely,

/s/ Craig O. Morrison

Craig O. Morrison

President and Chief Executive Officer

Hexion Specialty Chemicals, Inc.

cc:	Judy Sonnett

HEXION SPECIALTY CHEMICALS, INC.

SUMMARY OF TERMS OF EMPLOYMENT

FOR JULIA HARP

Position:	EVP and President, Coatings and Inks Division

Base Salary:	$300,000 per year, paid bi-weekly. You will be paid out of the United States in USD on a bi-weekly basis, with your checks being electronically deposited to your bank checking or savings account(s).

Effective Date:	August 3, 2009

Sign on Bonus:	$10,000 payable within 30 days of the date of your promotion.

Company Car:	You are asked to relinquish your company car by October 2, 2009, as company cars are not authorized for Senior Leaders based in the U.S.

Incentive:	You will continue to be eligible to participate in the Hexion Incentive Compensation Plan. Your new target incentive award increases to 70% of your new base salary. The Incentive Compensation Plan is contingent upon the achievement of specific company economic goals. The terms of this plan and eligibility for participation are reviewed annually and approved by the Compensation Committee of the Board of Directors.

You will also be eligible for an additional discretionary award which will reflect the contributions you made to both the Global Phenolics business and the Global Coatings and Inks Division performance for 2009.

Long Term Incentive	The Board of Directors has agreed to modify the 2009 LTI you were recently awarded. You originally were offered 100% of your base salary, and that is now being increased to a total of 200% of your base salary. The plan design features remain consistent.

Benefits:	You continue in the same benefit plans that you participate in today. Your vacation benefits will now increase to 4 weeks annually, with your promotion.

Relocation:	You will be based in your new headquarters location no later than September 2010. Between August 2009 and September 2010, temporary living expenses will be paid by the Company. We will assist you in making these arrangements to ensure a safe, comfortable and economic solution. You are offered to relocate under the Hexion Homeowner Buyout relocation policy or to accept a $100,000 cash payout in lieu of selling your home. The cash payout would be used toward renting or buying locally if you prefer not to sell your current home. Before initiating any action with your move, please contact Nancy Leonard at SIRVA Relocation; phone 630-570-8968. She has been retained by Hexion to assist you with all phases of your move and can help you with any questions you may have.

Terms of Plans:	Some of the above are highlights of various plans or programs, and all are subject to the terms of the actual plans and programs.

“AT WILL” Statement:	The legal nature of this employment contract is one “AT WILL”, which means that either you or the Company can end this relationship at any time.

Severance:	If you were to lose your job through no fault of your own, you will be eligible to receive 12 months severance.

OFFER ACCEPTED:

/s/ Julia D. Harp	8/24/09
Julia Harp	Date